UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    May 28, 2015

LANDAUER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9788 (Commission File Number)	06-1218089 (IRS Employer Identification No.)

2 Science Road, Glenwood, Illinois	60425
(Address of Principal Executive Offices)	(Zip Code)

(708) 755-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accountant

On May 28, 2015, the Audit Committee of the Board of Directors (the “Audit Committee”) of Landauer, Inc. (the “Company”), approved the appointment of BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 and dismissed PricewaterhouseCoopers LLP (“PwC”).

PwC’s reports on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended September 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through the filing on May 28, 2015, the date of PwC’s dismissal, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports for such fiscal years and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the following reportable events. As disclosed in the Company’s Form 10-Ks for the fiscal years ended September 30, 2014 and September 30, 2013 and Quarterly Reports on 10-Q for the quarters ending March 31, 2014, June 30, 2014, December 31, 2014 and March 31, 2015, management concluded that the Company’s internal controls over financial reporting were not effective due to the existence of material weaknesses in the Company’s internal control over financial reporting related to the following:

•

the Company did not maintain a sufficient complement of personnel with an appropriate level of knowledge of accounting, experience and training commensurate with its financial reporting requirements; additionally, the Company did not consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives;

•

the Company did not design effective controls over the preparation and review of its Consolidated Statement of Cash Flows. Specifically, controls were not designed to evaluate whether transactions were properly classified within the Consolidated Statement of Cash Flows, including nonrecurring transactions and adjustments pertaining to purchases of property, plant and equipment;

•

the Company did not design and maintain processes and procedures that restrict access to key financial systems and records to appropriate users and evaluate whether appropriate segregation of duties is maintained. Specifically, certain personnel had access to financial application, programs and data beyond that needed to perform their individual job responsibilities without independent monitoring;

•

the Company did not design and implement effective risk assessment with regard to its processes and procedures commensurate with its financial reporting requirements. Specifically, the Company did not design and implement controls in response to risks of misstatement of the financial statements;

•

the Company did not maintain processes and procedures that were adequately designed, documented and executed to support the accurate and timely reporting of revenue and the related receivables. Specifically, the Company did not design and maintain effective controls to evaluate whether revenue was recognized in accordance with agreed-upon terms and conditions, including customer order entry, pricing, customer acceptance provisions, and recorded in the proper period; and

•	the Company did not design effective controls to evaluate whether cash and investments held by foreign affiliates were appropriately accounted for and classified.

PwC discussed each of these matters with the Audit Committee. The Company has authorized PwC to fully respond to the inquiries of BDO, the successor independent registered public accounting firm, concerning these matters.

The Company provided PwC with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not PwC agrees with the above disclosures. A copy of such letter, dated June 1, 2015, is filed herewith as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Newly Appointed Independent Registered Public Accountant

On May 28, 2015, the Audit Committee approved the appointment of BDO to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015. The effective date of BDO’s appointment as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 is May 28, 2015. During the fiscal years ended September 30, 2014 and 2013, and the subsequent interim period through May 28, 2015, neither the Company, nor anyone acting on the Company’s behalf, has consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, in any case where either a written report or oral advice was provided to the Company by BDO that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
16.1	Letter from PricewaterhouseCoopers LLP addressed to the U.S. Securities and Exchange Commission, dated June 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAUER, INC.

May 28, 2015	By:	/s/ Daniel J. Fujii
Daniel J. Fujii Vice President and Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description
16.1	Letter from PricewaterhouseCoopers LLP addressed to the U.S. Securities and Exchange Commission, dated June 1, 2015